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                                                                     Exhibit 5.1

               [LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

                                 June 18, 1999

Autodesk, Inc.
111 McInnis Parkway
San Rafael, California  94903

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 18, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,700,421 additional shares of your Common Stock , par value $0.01 per share ("Common Stock") under the 1996 Stock Plan, 2,000,000 additional shares of Common Stock under the Nonstatutory Stock Option Plan, and 971,669 additional shares of Common Stock under the 1998 Employee Qualified Stock Purchase Plan (which Plans are referred to herein, collectively, as the "Plans" and which shares of Common Stock are referred to herein, collectively, as the "Shares"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the proposed sale and issuance of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendment thereto.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation

                                    /s/ WILSON SONSINI GOODRICH & ROSATI